Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of Constellation Energy Partners LLC on Form S-1 of our report dated September 13, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to supplemental information), related to the financial statements of AMVEST Osage, Inc. appearing in the Current Report on Form 8-K/A filed on September 14, 2007 by Constellation Energy Partners LLC and to the reference to us under the heading “Experts” in such Registration Statement.

Deloitte & Touche LLP

Richmond, Virginia

October 10, 2007